Exhibit 99.1

THOMAS PROPERTIES GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	September 30,	December 31,
	2013	2012
	(unaudited)	(audited)
ASSETS
Investments in real estate:
Land and improvements	$89,513	$32,552
Land and improvements—development properties	15,431	6,403
Buildings and improvements	785,737	318,472
Tenant improvements	77,810	42,917
Total investments in real estate	968,491	400,344
Less accumulated depreciation	(126,372)	(126,143)
Investments in real estate, net	842,119	274,201
Condominium units held for sale	29,388	37,891
Investments in unconsolidated real estate entities	66,308	106,210
Cash and cash equivalents, unrestricted	62,274	76,837
Restricted cash	8,794	11,463
Marketable securities	9,160	—
Rents and other receivables, net	1,858	1,825
Receivables from unconsolidated real estate entities	1,373	2,347
Deferred rents	22,013	18,994
Deferred leasing and loan costs, net	60,211	10,716
Other assets, net	25,768	10,222
Assets associated with land held for sale	—	60,286
Total assets	$1,129,266	$610,992
LIABILITIES AND EQUITY
Liabilities:
Mortgage loans	$595,538	$259,995
Unsecured loan	80,000	—
Accounts payable and other liabilities, net	79,455	28,346
Losses and distributions in excess of investments in unconsolidated real estate entities	276	10,084
Prepaid rent	7,118	1,784
Deferred revenue	10,950	10,566
Mortgage loans associated with land held for sale	—	21,380
Total liabilities	773,337	332,155
Commitments and Contingencies (Note 10)
Equity:
Stockholders’ equity:
Preferred stock, $.01 par value, 25,000,000 shares authorized, none issued or outstanding as of September 30, 2013 and December 31, 2012	—	—
Common stock, $.01 par value, 225,000,000 shares authorized, 46,969,703 and 46,126,481 shares issued and outstanding as of September 30, 2013 and December 31, 2012, respectively	470	461
Limited voting stock, $.01 par value, 20,000,000 shares authorized, 11,646,949 and 12,313,331 shares issued and outstanding as of September 30, 2013 and December 31, 2012, respectively	116	123
Additional paid-in capital	261,893	258,780
Retained deficit and dividends including $91 and $- of other comprehensive loss as of September 30, 2013 and December 31, 2012, respectively	(20,798)	(83,635)
Total stockholders’ equity	241,681	175,729
Noncontrolling interests:
Unitholders in the Operating Partnership	60,096	44,154
Partners in consolidated real estate entities	54,152	58,954
Total noncontrolling interests	114,248	103,108
Total equity	355,929	278,837
Total liabilities and equity	$1,129,266	$610,992

See accompanying notes to consolidated financial information.

THOMAS PROPERTIES GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Revenues:
Rental	$8,165	$7,813	$23,464	$23,343
Tenant reimbursements	5,423	5,344	16,392	15,746
Parking and other	769	786	2,977	2,271
Investment advisory, management, leasing, and development services	998	1,005	2,526	2,669
Investment advisory, management, leasing, and development services—unconsolidated real estate entities	4,114	3,588	10,396	11,909
Reimbursement of property personnel costs	846	1,273	2,879	4,140
Condominium sales	3,630	2,302	11,423	4,266
Total revenues	23,945	22,111	70,057	64,344
Expenses:
Property operating and maintenance	6,421	6,183	19,544	18,198
Real estate and other taxes	2,003	1,742	5,940	5,627
Investment advisory, management, leasing, and development services	2,968	2,634	7,176	8,628
Reimbursable property personnel costs	846	1,273	2,879	4,140
Cost of condominium sales	2,985	1,858	9,396	3,251
Interest	3,350	4,205	10,594	12,659
Depreciation and amortization	3,738	4,120	11,850	11,782
General and administrative	7,603	3,893	20,083	13,024
Impairment loss	—	—	753	—
Total expenses	29,914	25,908	88,215	77,309
Interest income	66	39	180	52
Equity in net income (loss) of unconsolidated real estate entities	(1,846)	(1,797)	(8,167)	(2,613)
Gain (loss) on sale of land	(7)	—	(566)	—
Gain on liquidation of joint venture	118,201	—	118,201	—
Income (loss) before income taxes and noncontrolling interests	110,445	(5,555)	91,490	(15,526)
Benefit (provision) for income taxes	(7,987)	442	(8,027)	368
Net income (loss)	102,458	(5,113)	83,463	(15,158)
Noncontrolling interests’ share of net (income) loss:
Unitholders in the Operating Partnership	(22,532)	1,226	(18,821)	3,817
Partners in consolidated real estate entities	355	(198)	1,119	(668)
	(22,177)	1,028	(17,702)	3,149
TPGI's share of net income (loss)	$80,281	$(4,085)	$65,761	$(12,009)
Income (loss) per share-basic and diluted	$1.71	$(0.09)	$1.40	$(0.30)
Weighted average common shares outstanding—basic	46,610,859	45,517,207	46,484,165	40,301,224
Weighted average common shares outstanding—diluted	46,884,429	45,517,207	46,752,071	40,301,224
Dividends declared per share	$0.02	$0.015	$0.06	$0.045
See accompanying notes to consolidated financial information.

THOMAS PROPERTIES GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)(Unaudited)

	Nine months ended
	September 30,
	2013	2012

Cash flows from operating activities:
Net income (loss)	$83,463	$(15,158)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Loss on sale of land	566	—
Gain on sale of condominiums	(2,027)	(1,015)
Equity in net (income) loss of unconsolidated real estate entities	8,167	2,613
Deferred rents	(1,110)	(296)
Deferred taxes (and interest on unrecognized benefits)	7,964	(261)
Deferred interest	—	25
Depreciation and amortization expense	11,850	11,782
Allowance for doubtful accounts	177	88
Amortization of loan costs	416	440
Amortization of above and below market leases, net	115	31
Amortization of share-based compensation	1,814	674
Distributions from operations of unconsolidated real estate entities	—	313
Impairment loss	753	—
Gain on liquidation of joint venture	(118,201)	—

Changes in operating assets and liabilities:
Rents and other receivables	112	(253)
Receivables from unconsolidated real estate entities	974	966
Deferred leasing costs	(3,845)	(3,346)
Other assets	(1,356)	(1,254)
Accounts payable and other liabilities	4,130	2,794
Prepaid rent and deferred revenue	1,987	161
Net cash provided by (used in) operating activities	(4,051)	(1,696)

Cash flows from investing activities:
Expenditures for improvements to real estate	(13,681)	(10,313)
Proceeds from sale of condominiums	9,979	3,983
Proceeds from sale of real estate	58,940	1,107
Return of capital from unconsolidated real estate entities	54,298	16,031
Contributions to unconsolidated real estate entities	(4,000)	(113,340)
Purchase of marketable securities	(11,000)	—
Proceeds from sales/redemption of marketable securities	1,727	—
Controlling interest in properties previously owned through a joint venture	(166,302)	—
Net cash provided by (used in) investing activities	(70,039)	(102,532)

Cash flows from financing activities:
Proceeds from equity offering, net	—	49,274
Contributions from noncontrolling interests	7,983	44,654
Noncontrolling interest distributions	(11,667)	—
Payment of dividends to common stockholders and distributions to limited partners of the Operating Partnership	(3,530)	(2,379)
Principal payments of mortgage and other secured loans	(136,254)	(5,150)
Proceeds from mortgage and other secured loans	115,868	567
Proceeds from unsecured loan	80,000	—
Payment of loan costs	(2,035)	(153)
Change in restricted cash	9,162	(3,510)
Net cash provided by (used in) financing activities	59,527	83,303
Net increase (decrease) in cash and cash equivalents	(14,563)	(20,925)
Cash and cash equivalents at beginning of period	76,837	79,320
Cash and cash equivalents at end of period	$62,274	$58,395
See accompanying notes to consolidated financial information.

THOMAS PROPERTIES GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL INFORMATION
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2013
(Tabular amounts in thousands, except share and per share amounts)

1.     Organization and Description of Business

The terms “Thomas Properties”, “TPG”, “TPGI”, “us”, “we”, “our” and "the Company" as used in this report refer to Thomas Properties Group, Inc. together with our Operating Partnership, Thomas Properties Group, L.P. (the “Operating Partnership”).

We own, manage, lease, acquire and develop real estate, consisting primarily of office properties and related parking garages, located in Southern California and Sacramento, California; Philadelphia, Pennsylvania; Houston, Texas and Austin, Texas.

We were incorporated in the State of Delaware on March 9, 2004. On October 13, 2004, we completed our initial public offering. Our operations are carried on through our Operating Partnership of which we are the sole general partner. The Operating Partnership holds our direct and indirect interests in real estate properties, and it carries on our investment advisory, property management, leasing and real estate development operations. As of September 30, 2013, we held a 79.8% interest in the Operating Partnership which we consolidate, as we have control over the major decisions of the Operating Partnership.

As of September 30, 2013, we were invested in the following real estate properties:

Property	Type	Location
Consolidated properties:
One Commerce Square	High-rise office	Philadelphia Central Business District, Pennsylvania (“PCBD”)
Two Commerce Square	High-rise office	PCBD
Murano	Residential condominiums held for sale	PCBD
Four Points Centre	Suburban office; Undeveloped land; Office/Retail/Research and Development/Hotel/ Residential	Austin, Texas
San Felipe Plaza	High-rise office	Houston, Texas
CityWestPlace	Suburban office and undeveloped land	Houston, Texas
Unconsolidated properties:
TPG/CalSTRS Austin, LLC:
San Jacinto Center	High-rise office	Austin Central Business District, Texas, (“ACBD”)
Frost Bank Tower	High-rise office	ACBD
One Congress Plaza	High-rise office	ACBD
One American Center	High-rise office	ACBD
300 West 6th Street	High-rise office	ACBD
2121 Market Street (1)	Residential and retail	PCBD
  _______________

(1)	The Company has a 1% limited partnership interest in 2121 Market Street. See Note 3. Unconsolidated Real Estate Entities for further details.

On September 30, 2013, a joint venture with the California State Teachers' Retirement System, a public entity (“CalSTRS”), was liquidated, and the entities that own the interests in San Felipe Plaza and CityWestPlace were distributed to TPG. TPG previously held a 25% interest in each of the properties through its interest in TPG/CalSTRS, LLC (“TPG/CalSTRS”), a joint venture between TPG and CalSTRS. Effective as of September 30, 2013, San Felipe Plaza and CityWestPlace are wholly-owned by and consolidated into TPG.
The liquidation was effected pursuant to the Redemption and Liquidation Option Agreement, dated as of July 16, 2013 (the “Option Agreement”), by and among TPG, CalSTRS and TPG/CalSTRS. Under the Option Agreement, on September 30, 2013, (a) TPG made a capital contribution to TPG/CalSTRS of approximately $166.3 million (the "Contribution Amount"), (b) TPG/CalSTRS made a distribution to CalSTRS of all of the interests in the entities that owned City National Plaza in Los

THOMAS PROPERTIES GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Angeles, CA, plus cash equal to the Contribution Amount, and (c) TPG/CalSTRS made a distribution to TPG of all of the interests in the entities that owned San Felipe Plaza and CityWestPlace. Three properties in Northern Virginia (Fair Oaks Plaza and Reflections I and II), which had been subject to special servicer oversight as a result of mortgage loan defaults, were sold by TPG/CalSTRS on September 27, 2013, to an entity owned by three executives of TPG (John Sischo, Randall Scott and Thomas Ricci).
In March 2013, TPG/CalSTRS Austin, LLC completed the sale of Westech 360, Park Centre and Great Hills Plaza in suburban Austin, Texas. The properties were unencumbered by debt. The sale price for the properties was $76.0 million, which after closing adjustments and prorations, resulted in net proceeds to TPG/CalSTRS Austin, LLC of $73.1 million. TPG’s share of the net proceeds was $24.4 million.

We have the responsibility for the day-to-day operations of the California Environmental Protection Agency (“CalEPA”) building, but have no ownership interest in the property. We provide investment advisory services to CalSTRS with respect to two properties that are wholly-owned by CalSTRS— 800 South Hope Street (Los Angeles, CA) and 1835 Market Street (Philadelphia, PA). In addition, we provide property management, leasing and development services to 800 South Hope Street and 1835 Market Street, and the properties owned by the TPG/CalSTRS Austin, LLC joint venture. Prior to the liquidation of the TPG/CalSTRS joint venture on September 30, 2013, we provided these same services to the properties owned by this venture. Additionally, two properties that we previously managed, which were wholly-owned by an affiliate of Lehman Brothers Inc., 816 Congress and Austin Centre, both in Austin, TX, were sold by Lehman in April 2013.

2. Summary of Significant Accounting Policies

Interim Financial Data

The accompanying unaudited interim financial statements have been prepared pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). Certain information and footnote disclosures normally included in the financial statements prepared in accordance with GAAP may have been condensed or omitted pursuant to SEC rules and regulations, although we believe that the disclosures are adequate to make their presentation not misleading. The accompanying unaudited financial statements include, in our opinion, all adjustments, consisting of normal recurring adjustments, necessary to present fairly the financial information set forth therein. The results of operations for the interim periods are not necessarily indicative of the results that may be expected for the year ended December 31, 2013. The interim financial statements should be read in conjunction with the consolidated financial statements and notes thereto in the Company's Annual Report on Form 10-K for the year ended December 31, 2012.

The preparation of financial statements in conformity with GAAP requires us to make certain estimates and assumptions. These estimates and assumptions are subjective and affect the reported amounts in the consolidated financial statements and accompanying notes. Actual results could differ materially from those estimates.

Principles of Consolidation

We evaluate each entity to determine if the entity is deemed a variable interest entity ("VIE"), and if the Company is the primary beneficiary of the VIE based on whether the Company has both (i) the power to direct those matters that most significantly impact the activities of the VIE and (ii) the obligation to absorb losses or the right to receive benefits of the VIE that could potentially be significant to the VIE. Our determination of the primary beneficiary of a VIE considers all relationships between us and the VIE, including management agreements. When an entity is not deemed to be a VIE, the Company considers the provisions of the accounting standards to determine whether a general partner, or the general partners as a group, controls a limited partnership or similar entity when the limited partners have certain rights. The Company consolidates (i) entities that are VIEs and of which the Company is deemed to be the primary beneficiary and (ii) entities that are non-VIEs and controlled by the Company and in which the limited partners neither have the ability to dissolve the entity or remove the Company without cause nor any substantive participating rights.

We continuously reassess our determination of whether an entity is a VIE and who the primary beneficiary is, and whether or not the limited partners in an entity have substantive rights, more particularly if certain events occur that are likely to cause a change in the original determinations. There have been no changes during the nine months ended September 30, 2013 in previous conclusions about whether an entity qualifies as a VIE or whether we are the primary beneficiary of any previously identified VIE.

The equity method of accounting is utilized to account for investments in real estate entities that are VIEs and of which the Company is not deemed to be the primary beneficiary and entities that are non-VIEs which the Company does not control, but over which the Company has the ability to exercise significant influence. All significant intercompany balances and transactions have been eliminated in the consolidated financial statements.

Commerce Square - Brandywine

The 25% preferred equity interests in One Commerce Square and Two Commerce Square (beginning December 2010), owned by Brandywine Operating Partnership LP ("Brandywine") are reflected under the "Noncontrolling Interests" caption on our consolidated balance sheets. Our interest in these two partnerships is a variable interest, which we consolidate because we are considered to be the primary beneficiary.

Murano

We also consolidate our Murano residential condominium project which we control. Our unaffiliated partner's interest is reflected in our consolidated balance sheets under the "Noncontrolling Interests" caption. Our partner has a stated ownership interest of 27%. Net proceeds from the project are distributed, based on an order of preferences described in the partnership agreement. The Company anticipates that we will receive distributions in excess of our stated 73% ownership interest according to these distribution preferences.

Austin - Madison International Realty

Refer to Note 3 for discussion of TPG/CalSTRS, TPG/CalSTRS Austin, LLC, and the TPG-Austin Portfolio Syndication Partners JV LP ("Austin Joint Venture Predecessor"), which were determined to be variable interest entities for which we are not considered the primary beneficiary for the periods presented herein.

The 33.3% equity interest in TPG Austin Partner, LLC owned by Madison International Realty ("Madison") is reflected under the "Noncontrolling Interests" caption on our consolidated balance sheets. We consolidate this venture with Madison, which has a 50% interest in TPG/CalSTRS Austin, LLC, and which is further discussed in Note 3, because we have control.

Included in total assets on TPG's consolidated balance sheets are the following assets for each listed investment in which a noncontrolling interest is held by an unaffiliated partner. The assets of each listed entity can only be used to settle the liabilities of that entity (in thousands):

	September 30,	December 31,
	2013	2012
One Commerce Square	$135,447	$133,987
Two Commerce Square	154,302	142,436
Murano	30,043	37,687
TPG Austin Partner, LLC	65,737	106,031
	$385,529	$420,141

Impairment of Long-Lived Assets

We assess whether there has been impairment in the value of our long-lived assets whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount to the future net cash flows, undiscounted and without interest, expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

Assets held for sale are reported at the lower of the carrying amount or fair value, less costs to sell. We record the Murano condominium units at the lower of carrying amount or estimated fair value as the condominium units meet the held for sale criteria of Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") 360, “Property, Plant, and Equipment.”

We use the equity method of accounting to account for investments in real estate entities over which we have significant influence, but not control over major decisions. In these situations, the unit of account for measurement purposes is the equity investment and not the real estate. Accordingly, if our joint venture investments meet the other-than-temporary criteria of FASB ASC 323, “Investments—Equity Method and Joint Ventures”, we would recognize an impairment loss to the extent the carrying amount exceeded the estimated fair value of our investment.

We recorded an impairment charge of $0.8 million related to Campus El Segundo, wholly-owned developable land, for the three months ended March 31, 2013 to reduce the book value of the property to estimated net sales proceeds. In May 2013, the Company sold the 23.9 acres of land including athletic facility naming rights and a building previously used as a marketing center. The Company has no further ownership interest, continued involvement, commitments or obligations related to Campus El Segundo. In the corresponding prior period, we did not record an impairment charge for any real estate assets or equity investments.

Distribution of Joint Venture Interests

On September 30, 2013, pursuant to the Option Agreement, TPG/CalSTRS made a distribution to CalSTRS of all of the interests in the entities that owned City National Plaza, plus cash equal to the Contribution Amount, and TPG/CalSTRS made a distribution to TPG of all of the interests in the entities that own San Felipe Plaza and CityWestPlace. TPG's gain on distribution of City National Plaza to CalSTRS was $62.7 million. The fair value of City National Plaza was determined based on the price offered by a third party to purchase the property. The gain is reflected in Gain on liquidation of joint venture in the Consolidated Statements of Operations.
The fair value of TPG's 25% in San Felipe Plaza and CityWestPlace immediately before the liquidation was $26.7 million and $41.4 million, respectively. The values were determined by using third party appraisals, as adjusted for leasing activity subsequent to the appraisal dates. As a result, TPG recognized a gain on the remeasurement of its existing 25% interest to fair value of $25.3 million and $30.2 million for San Felipe Plaza and CityWestPlace, respectively. These gains are reflected in Gain on liquidation of joint venture in the Consolidated Statements of Operations.
In connection with the liquidation, TPG provided a guaranty of a mortgage loan with respect to CityWestPlace III and IV. San Felipe Plaza and CityWestPlace are subject to mortgage loans totaling $110.0 million and $211.8 million for San Felipe Plaza and CityWestPlace, respectively. The mortgages were marked to fair market value which resulted in premiums of $4.1 million and $8.6 million for San Felipe Plaza and CityWestPlace, respectively.
The results of operations for each of these Houston properties are included in our consolidated statements of operations from the date of the liquidating distribution. Our allocation of fair market value to the acquired tangible assets and identified intangible assets and liabilities is in progress and has not been finalized since the distribution San Felipe Plaza and CityWestPlace occurred on September 30, 2013. The following table represents our preliminary estimates of purchase price for each of San Felipe Plaza and CityWestPlace (in thousands).

	San Felipe Plaza	CityWestPlace
Consideration
Debt assumed	$110,000	$211,766
Cash contribution	80,051	124,306
Gain on liquidation of joint venture	25,280	30,220
Basis prior to liquidation of joint venture	1,404	11,215
Total consideration	$216,735	$377,507
Allocation of consideration
Investment in real estate, net	$209,386	$355,827
Deferred leasing costs and lease intangibles, net	21,631	24,511
Mark-to-market adjustments for mortgage loans	(4,145)	(8,638)
Other (liabilities) assets assumed, net	(10,137)	5,807
Total consideration	$216,735	$377,507

The table below shows the pro forma consolidated financial information for the nine months ended September 30, 2013 and 2012 as if these properties had been acquired as of January 1, 2012 (in thousands).

	Nine months ended September 30,
	2013	2012
Total revenues	$120,946	$113,574
Net loss	$(59,017)	$(29,726)
Dispositions

On September 27, 2013, three properties in Northern Virginia (Fair Oaks Plaza and Reflections I and II), which had been subject to special servicer oversight as a result of mortgage loan defaults, were sold by TPG/CalSTRS prior to the liquidation under the Option Agreement. The buyer was an entity owned by three of TPG's executives (John Sischo, Randall Scott and Thomas Ricci), two of which are directors. TPG has no continuing involvement, commitments or obligations with respect to such properties. TPG's share of gain as a result of this transaction totaled $2.2 million.
In May 2013, the Company sold the remaining 23.9 acres of land in its Campus El Segundo project, including the athletic facility naming rights and a building previously used as a marketing center. The sales price for the land and related assets was $48.5 million. After closing adjustments and prorations, and payment in full of a $14.5 million mortgage loan, the Company received net proceeds of $33.3 million.
In January and March 2013, TPG completed the sale of certain land parcels totaling 17.5 acres and 27.9 acres, respectively, at Four Points Centre in Austin, Texas, for $4.9 million and $6.4 million, respectively. TPG received net proceeds from these two transactions of $1.1 million (after a $3.7 million paydown of the Four Points Centre mortgage loan) and $2.7 million (after a $3.1 million pay down of the loan), respectively.

In March 2013, TPG/CalSTRS Austin, LLC, an unconsolidated real estate entity in which TPG holds an effective ownership interest of 33.3%, completed the sale of Westech 360, Park Centre and Great Hills Plaza, in suburban Austin, Texas. The properties were unencumbered by debt. The sales price for the properties was $76.0 million, which after closing adjustments and prorations, resulted in net proceeds to TPG/CalSTRS Austin, LLC of $73.1 million. TPG’s share of the net proceeds was $24.4 million.

Development Activities

Costs associated with the development and construction of a real estate project are capitalized on our consolidated balance sheets. In addition, interest, loan fees, real estate taxes, and general and administrative expenses that are directly associated with and incremental to our development activities and other costs are capitalized during the period in which activities necessary to get the property ready for its intended use are in progress, including the pre-development and lease-up phases. Once the development and construction of the building shell is completed, the costs capitalized to construction in progress are transferred to operating properties. Cumulative capitalized interest as of September 30, 2013 and December 31, 2012, is $5.3 million and $6.8 million, respectively. There was no interest capitalized for the nine months ended September 30, 2013 and 2012.

Revenue Recognition - Condominium Sales

We have one high-rise condominium project, Murano, for which we use the deposit method of accounting to recognize sales revenue and costs. Under the provisions of FASB ASC 360-20, “Property, Plant and Equipment” subsection “Real Estate and Sales”, revenue and costs for projects are recognized when all parties are bound by the terms of the contract, all consideration has been exchanged, any permanent financing for which the seller is responsible has been arranged and all conditions precedent to closing have been performed. This results in profit from the sale of condominium units recognized at the point of settlement as compared to the point of sale. Revenue is recognized on the contract price of individual units. Total estimated costs, net of impairment charges, are allocated to individual units which have closed on a relative value basis. Total estimated revenue and construction costs are reviewed periodically, and any change is applied to current and future periods.

Earnings (Loss) Per Share

The computation of basic income (loss) per share is based on net income (loss) and the weighted average number of shares of our common stock outstanding during the period. The computation of diluted income (loss) per share includes the assumed exercise of outstanding stock options and the effect of the vesting of restricted stock and incentive units that have been granted to employees in connection with stock based compensation, all calculated using the treasury stock method. In accordance with FASB ASC 260-10-45, “Earnings Per Share”, the Company's unvested restricted stock and unvested incentive units are considered to be participating securities and are included in the computation of earnings per share to calculate a two class earnings per share. We only present the earnings per share attributable to the common shareholders. See Note 5 - Income (Loss) Per Share and Dividends Declared.

Marketable Securities

In April 2013, the Company invested $10.0 million in debt securities comprised of U.S. treasury bills, agency securities, corporate bonds and municipal bonds with maturities of less than 4 years. The portion of these debt securities with a maturity of less than three months are classified as Cash and cash equivalents, unrestricted on our consolidated balance sheets.

In accordance with ASC 320, Investments—Debt and Equity Securities, and based on our intent and ability regarding these instruments, we classify all of our marketable debt securities as available-for-sale. Marketable debt securities are reported at fair value, with all unrealized gains (losses) reflected in stockholders’ equity on our consolidated balance sheets. For details see Other comprehensive income (loss) recognized in the statement of stockholders' equity in Note 7. If we determine that an investment has an other than temporary decline in fair value, we recognize the investment loss in non-operating income, net in the accompanying consolidated statements of operations. We periodically evaluate our investments to determine if impairment charges are required. Comprehensive loss attributable to these marketable securities totaled $0.1 million for the three and six months ended June 30, 2013.

Total as of September 30, 2013 (in thousands)
Agency securities	$4,950
Corporate bonds	3,693
Municipal bonds	517
Total	$9,160

Recent Accounting Pronouncements

Changes to U.S. generally accepted accounting principles (“GAAP”) are established by the FASB in the form of accounting standards updates (ASUs) to the FASB's Accounting Standards Codification. We consider the applicability and impact of all ASUs. Newly issued ASUs not listed below are expected to have no impact on our consolidated financial position and results of operations, because either the ASU is not applicable or the impact is expected to be immaterial.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation for unconsolidated real estate entities and for activity associated with real estate held for disposition.

THOMAS PROPERTIES GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

3.	Unconsolidated Real Estate Entities

The unconsolidated real estate entities include our share of the entities that own 2121 Market Street, the TPG/CalSTRS properties (prior to its liquidation), TPG/CalSTRS Austin, LLC properties and the Austin Portfolio Joint Venture Predecessor properties. Prior to its liquidation on September 30, 2013, TPG/CalSTRS owned the following properties:

•City National Plaza (acquired January 2003, distributed to CalSTRS on September 30, 2013)
•San Felipe Plaza (acquired August 2005, distributed to TPG on September 30, 2013)
•CityWestPlace land (acquired June 2006, distributed to TPG on September 30, 2013)
•CityWestPlace (acquired June 2006, distributed to TPG on September 30, 2013)
•Reflections I (acquired October 2004, sold September 2013)
•Reflections II (acquired October 2004, sold September 2013)
•Fair Oaks Plaza (acquired January 2007, sold September 2013)

TPG Austin Partner, LLC, a limited liability company formed in September 2012 by TPG and Madison, owns a 50% interest in TPG/CalSTRS Austin, LLC, which owns the following properties that were acquired from the Austin Joint Venture Predecessor:

•San Jacinto Center (acquired September 2012)
•Frost Bank Tower (acquired September 2012)
•One Congress Plaza (acquired September 2012)
•One American Center (acquired September 2012)
•300 West 6th Street (acquired September 2012)
•Park Centre (acquired September 2012, sold March 2013)
•Great Hills Plaza (acquired September 2012, sold March 2013)
•Westech 360 I-IV (acquired September 2012, sold March 2013)

The following properties were sold by the Austin Joint Venture Predecessor in July 2012 prior to the transaction with TPG/CalSTRS Austin, LLC:

•Research Park Plaza I & II (acquired June 2007, sold July 2012)
•Stonebridge Plaza II (acquired June 2007, sold July 2012)

Capital contributions, distributions, and profits and losses of the real estate entities are allocated in accordance with the terms of the applicable partnership and limited liability company agreements. Such allocations may differ from the stated ownership percentage interests in such entities as a result of preferred returns and allocation formulas as described in the partnership and limited liability company agreements. Following are the stated ownership percentages, prior to any preferred or special allocations, as of September 30, 2013.

2121 Market Street	1.0%
TPG/CalSTRS Austin, LLC (1)	50.0%

(1) TPG Austin Partner, LLC, a limited liability company owned by TPG and Madison, a noncontrolling interest partner, owns 50% of TPG/CalSTRS Austin, LLC. The effective ownership of TPG and Madison in the underlying five properties of TPG/CalSTRS Austin, LLC is 33.3% and 16.7%, respectively.

Stated ownership percentages prior to the September 30, 2013 liquidation of TPG/CalSTRS:

TPG/CalSTRS:
City National Plaza	7.9%
All properties, excluding City National Plaza	25.0%

We review the facts and circumstances of each distribution from unconsolidated entities to determine how to classify it on the consolidated statements of cash flows. Distributions received from unconsolidated entities that represent returns on the Company's investment are reported as cash flows from operating activities, consistent with ASC 230-10-45-16. Cash distributions from unconsolidated entities that represent returns of the Company's investment are reported as cash flows from investing activities, consistent with ASC 230-10-45-12.

THOMAS PROPERTIES GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Distributions are deemed to be returns on the Company's investment, and recorded as operating inflows, unless the cumulative distributions exceed the cumulative equity in earnings recognized by the Company. The excess distributions are deemed to be returns of the investment and are classified as investing cash flows. Distributions received in excess of cumulative contributions are deemed a return on investment and classified as operating cash flows.

We evaluated unconsolidated investments with negative carrying amounts to determine if the equity method of accounting is still appropriate, consistent with ASC 323-10-35-19 through 26. In December 2012, we redeemed a 49% interest in 2121 Market Street and retained a 1% limited partnership interest, which is accounted for on the cost method of accounting. The Company's investment in 2121 Market Street has a negative carrying amount of $0.3 million as of September 30, 2013 and December 31, 2012. The Company reduced its investment balance below zero due to the receipt of distributions and recording of our share of investee losses in excess of our investment, because we have guaranteed up to a maximum of $14.0 million of 2121 Market Street's outstanding mortgage loan.

Investments in unconsolidated real estate entities as of September 30, 2013 and December 31, 2012 are as follows (in thousands):

	September 30, 2013	December 31, 2012
ASSETS:
TPG/CalSTRS	$1,211	$—
TPG/CalSTRS Austin, LLC	65,097	106,210
Total reflected in investments in unconsolidated real estate entities	66,308	106,210

LIABILITIES:
TPG/CalSTRS	—	(9,808)
2121 Market Street	(276)	(276)
Total reflected in losses and distributions in excess of investments in unconsolidated real estate entities	(276)	(10,084)
Net investments in unconsolidated real estate entities	$66,032	$96,126

The following is a summary of the net investments in unconsolidated real estate entities for the nine months ended September 30, 2013 (in thousands):

Net investment balance, December 31, 2012	$96,126
Contributions	170,302
Equity in net income (loss) of unconsolidated real estate entities	(8,167)
Distributions, including real estate and cash	(192,229)
Net investment balance, September 30, 2013	$66,032

On September 30, 2013, in connection with the liquidation of TPG/CalSTRS, San Felipe Plaza and CityWestPlace were distributed to TPG. TPG previously held a 25% interest in each of the properties through its interest in TPG/CalSTRS. Effective as of September 30, 2013, San Felipe Plaza and CityWestPlace are wholly-owned and consolidated by TPG.
The liquidation was effected pursuant to the Option Agreement by and among TPG, CalSTRS and TPG/CalSTRS. Under the Option Agreement, on September 30, 2013, (a) TPG made a capital contribution to TPG/CalSTRS of the Contribution Amount, (b) TPG/CalSTRS made a distribution to CalSTRS of all of the interests in the entities that owned City National Plaza in Los Angeles, CA, plus cash equal to the Contribution Amount, and (c) TPG/CalSTRS made a distribution to TPG of all of the interests in the entities that owned San Felipe Plaza and CityWestPlace. Three properties in Northern Virginia (Fair Oaks Plaza and Reflections I and II), which had been subject to special servicer oversight as a result of mortgage loan defaults, were sold by TPG/CalSTRS on September 27, 2013.

THOMAS PROPERTIES GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In March 2013, TPG/CalSTRS Austin, LLC, completed the sale of Westech 360, Park Centre and Great Hills Plaza, in suburban Austin, Texas. The properties were unencumbered by debt. The sales price for the properties was $76.0 million, which after closing adjustments and prorations, resulted in net proceeds to TPG/CalSTRS Austin, LLC of $73.1 million. TPG’s share of the net proceeds was $24.4 million.

Prior to its liquidation, the TPG/CalSTRS joint venture was deemed to be a variable interest entity for which we were not considered to be the primary beneficiary. CalSTRS and TPG acting together were considered to have the power to direct the activities of the joint venture that most significantly impact the joint venture economic performance, and therefore, neither TPG nor CalSTRS was considered to be the primary beneficiary. We determined the key activities that drove the economic performance of the joint venture to be (1) the acquisition and development of real estate (including capital improvements), (2) financing, and (3) leasing. In connection with these key activities, the TPG/CalSTRS venture agreement required unanimous approval by the two members.

In connection with TPG/CalSTRS Austin, LLC, TPG Austin Partner, LLC is not considered to be the primary beneficiary due to the fact that the power to direct the activities of the limited liability company is shared with CalSTRS such that no one party has the power to direct the activities that most significantly impact the limited liability company's economic performance. In connection with TPG/CalSTRS Austin, LLC, we determined the key activities that drive the economic performance to be (1) the acquisition and development of real estate (including capital improvements), (2) financing, and (3) leasing. In connection with these key activities, TPG/CalSTRS Austin, LLC agreement requires either unanimous or majority approval of decisions by the respective partners.

As of September 30, 2013, our total maximum exposure to loss from our investment in TPG/CalSTRS Austin, LLC is:

(1)	Our net equity investment in the various properties controlled by TPG/CalSTRS Austin, LLC as of September 30, 2013, was $65.1 million, as presented earlier in this note.

(2)
The potential loss of future fee revenues which we earn in connection with the management and leasing agreements with the various properties controlled by the respective limited liability companies. We earn fee revenues in connection with those management and leasing agreements for services such as property management, leasing, asset management and property development. The management and leasing agreements with the various properties generally expire on an annual basis and are automatically renewed for successive periods of one year each, unless we elect not to renew the agreements. As of September 30, 2013, we had total receivables of $0.4 million related to TPG/CalSTRS Austin, LLC.

(3)
TPG/CalSTRS Austin, LLC owns the five Austin properties and TPG, together with Madison, have an unfunded capital commitment of approximately $10.4 million. Of that amount, TPG's unfunded capital commitment is approximately $6.9 million or 66.67% as of September 30, 2013.

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THOMAS PROPERTIES GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Following is the combined balance sheets of our unconsolidated real estate entities as of September 30, 2013 and December 31, 2012.
Summarized Unconsolidated Real Estate Entities Balance Sheets

	September 30, 2013	December 31, 2012
	(unaudited)	(audited)
ASSETS
Investments in real estate, net	$726,942	$738,316
Receivables including deferred rents, net	7,172	2,610
Deferred leasing and loan costs, net	63,671	77,350
Other assets	26,095	47,154
Assets associated with discontinued operations	2,167	953,798
Total assets	$826,047	$1,819,228
LIABILITIES AND OWNERS’ EQUITY
Liabilities:
Mortgage loans	$563,876	$628,733
Mortgage loan - related party	64,356	—
Acquired below market leases, net	22,839	28,148
Prepaid rent and deferred revenue	3,162	2,653
Accounts and interest payable and other liabilities	27,274	37,159
Liabilities associated with discontinued operations	1,525	784,526
Total liabilities	683,032	1,481,219
Owners’ equity:
Thomas Properties	62,207	100,451
Other owners	80,808	237,558
Total owners’ equity	143,015	338,009
Total liabilities and owners’ equity	$826,047	$1,819,228

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THOMAS PROPERTIES GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Following is the combined statements of operations of our unconsolidated real estate entities for the three and nine months ended September 30, 2013 and 2012 (in thousands) (unaudited):

Summarized Unconsolidated Real Estate Entities Statements of Operations

	Three months ended		Nine months ended
	September 30,		September 30,
	2013	2012	2013	2012
Revenues	$25,620	$24,935	$73,800	$73,569
Expenses:
Property operating and maintenance	6,501	7,022	18,866	23,283
Real estate and other taxes	5,125	4,470	13,571	13,413
Interest expense	9,508	14,601	28,209	42,935
Depreciation and amortization	10,523	9,356	33,494	29,135
Total expenses	31,657	35,449	94,140	108,766
Income (loss) from continuing operations	(6,037)	(10,514)	(20,340)	(35,197)
Gain (loss) on disposition of real estate	—	(60,076)	—	(60,076)
Discontinued operations:
Net income (loss) from discontinued operations before gains on disposition of real estate and impairment loss	(11,962)	(3,344)	(17,136)	(20,189)
Gain (loss) on disposition of real estate - related party	14,318	—	14,318	—
Gain (loss) on disposition of real estate	—	73	1,216	39
Income (loss) from discontinued operations	2,356	(3,271)	(1,602)	(20,150)
Net income (loss)	$(3,681)	$(73,861)	$(21,942)	$(115,423)
Thomas Properties’ share of net income (loss)	$(1,833)	$(3,121)	$(7,231)	$(5,724)
Intercompany eliminations	994	1,453	2,175	3,240
Equity in net income (loss) of unconsolidated real estate entities	(839)	(1,668)	(5,056)	(2,484)
Noncontrolling interests' share of TPG Austin Partner	(1,007)	(129)	(3,111)	(129)
TPGI's share of equity in net income (loss) of unconsolidated real estate entities	$(1,846)	$(1,797)	$(8,167)	$(2,613)

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THOMAS PROPERTIES GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Included in the preceding summarized balance sheets as of September 30, 2013 and December 31, 2012, are the following balance sheets of TPG/CalSTRS, LLC (in thousands):

	September 30, 2013	December 31, 2012
	(unaudited)	(audited)
ASSETS
Other assets	$11,028	$24,172
Assets associated with discontinued operations	2,057	879,616
Total assets	$13,085	$903,788
LIABILITIES AND MEMBERS’ EQUITY
Liabilities:
Liabilities associated with discontinued operations	$1,463	$779,817
Total liabilities	1,463	779,817
Members’ equity:
Thomas Properties	1,057	(5,580)
CalSTRS	10,565	129,551
Total members’ equity	11,622	123,971
Total liabilities and members’ equity	$13,085	$903,788

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THOMAS PROPERTIES GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Included in the preceding summarized balance sheets as of September 30, 2013 and December 31, 2012 are the following balance sheets of TPG/CalSTRS Austin, LLC (in thousands):

	September 30, 2013	December 31, 2012
	(unaudited)	(audited)
ASSETS
Investments in real estate, net	$726,942	$738,316
Real estate held for sale	—	74,182
Receivables including deferred rents, net	7,172	2,611
Deferred leasing costs, net	63,671	77,350
Other assets	15,067	20,361
Assets associated with discontinued operations	111	557
Total assets	$812,963	$913,377
LIABILITIES AND MEMBERS’ EQUITY
Liabilities:
Mortgage loans	$563,876	$628,733
Mortgage loan - related party	64,356	—
Accounts and interest payable and other liabilities	30,435	39,869
Acquired below market leases, net	22,839	28,148
Liabilities associated with discontinued operations	63	4,566
Total liabilities	681,569	701,316
Members' equity	131,394	212,061
Total liabilities and members’ equity	$812,963	$913,377

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THOMAS PROPERTIES GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Following is summarized financial information by real estate entity for the three and nine months ended September 30, 2013 and 2012 (in thousands) (unaudited):

	Three months ended September 30, 2013
	TPG/ CalSTRS, LLC	TPG/ CalSTRS Austin, LLC	Austin Portfolio Joint Venture Predecessor	Eliminations	Total
Revenues	$—	$25,620	$—	$—	$25,620
Expenses:
Property operating and maintenance	—	6,490	11	—	6,501
Real estate and other taxes	—	5,125	—	—	5,125
Interest expense	—	9,508	—	—	9,508
Depreciation and amortization	—	10,523	—	—	10,523
Total expenses	—	31,646	11	—	31,657
Income (loss) from continuing operations	—	(6,026)	(11)	—	(6,037)
Equity in net income (loss) of unconsolidated real estate entities	21	—		(21)	—
Discontinued operations:
Net income (loss) from discontinued operations before gains on disposition of real estate and impairment loss	(12,043)	(14)	95	—	(11,962)
Gain (loss) on disposition of real estate related party	14,318	—	—	—	14,318
Income (loss) from discontinued operations	2,275	(14)	95	—	2,356
Net income (loss)	$2,296	$(6,040)	$84	$(21)	$(3,681)
Thomas Properties’ share of net income (loss)	$175	$(2,013)	$5	$—	$(1,833)
Intercompany eliminations					994
Equity in net income (loss) of unconsolidated real estate entities					(839)
Noncontrolling interests' share of TPG Austin Partner					(1,007)
TPGI's share of equity in net income (loss) of unconsolidated real estate entities					$(1,846)

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THOMAS PROPERTIES GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Three months ended September 30, 2012
	2121 Market Street	TPG/ CalSTRS, LLC	TPG/ CalSTRS Austin, LLC	Austin Portfolio Joint Venture Predecessor	Eliminations	Total
Revenues	$—	$850	$3,605	$21,330	$(850)	$24,935
Expenses:
Property operating and maintenance		—	1,000	4,701	1,321	7,022
Real estate and other taxes		—	665	3,805	—	4,470
Interest expense		—	1,368	13,853	(620)	14,601
Depreciation and amortization		—	1,344	8,012	—	9,356
Total expenses	—	—	4,377	30,371	701	35,449
Income (loss) from continuing operations	—	850	(772)	(9,041)	(1,551)	(10,514)
Equity in net income (loss) of unconsolidated real estate entities	—	(11,187)	—	—	11,187	—
Gain (loss) on disposition of real estate	—	—	—	(59,961)	(115)	(60,076)
Discontinued operations:
Net income (loss) from discontinued operations before gains on disposition of real estate and impairment loss	244	(4,974)		1,386	—	(3,344)
Gain (loss) on disposition of real estate	—	—		73	—	73
Income (loss) from discontinued operations	244	(4,974)	—	1,459	—	(3,271)
Net income (loss)	$244	$(15,311)	$(772)	$(67,543)	$9,521	$(73,861)
Thomas Properties’ share of net income (loss)	$122	$1,236	$(257)	$(4,222)	$—	$(3,121)
Intercompany eliminations						1,453
Equity in net income (loss) of unconsolidated real estate entities						(1,668)
Noncontrolling interests' share of TPG Austin Partner						(129)
TPGI's share of equity in net income (loss) of unconsolidated real estate entities						$(1,797)

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THOMAS PROPERTIES GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Nine months ended September 30, 2013
	TPG/ CalSTRS, LLC	TPG/ CalSTRS Austin, LLC	Austin Portfolio Joint Venture Predecessor	Eliminations	Total
Revenues	$—	$73,800	$—	$—	$73,800
Expenses:
Property operating and maintenance	—	18,796	70	—	18,866
Real estate and other taxes	—	13,573	(2)	—	13,571
Interest expense	—	28,209	—	—	28,209
Depreciation and amortization	—	33,494	—	—	33,494
Total expenses	—	94,072	68	—	94,140
Income (loss) from continuing operations	—	(20,272)	(68)	—	(20,340)
Equity in net income (loss) of unconsolidated real estate entities	15	—	—	(15)	—
Gain (loss) on disposition of real estate	—	—	—	—	—
Discontinued operations:
Net income (loss) from discontinued operations before gains on disposition of real estate and impairment loss	(17,650)	387	127	—	(17,136)
Gain (loss) on disposition of real estate related party	14,318	—		—	14,318
Gain (loss) on disposition of real estate	(2)	1,218	—	—	1,216
Income (loss) from discontinued operations	(3,334)	1,605	127	—	(1,602)
Net income (loss)	$(3,319)	$(18,667)	$59	$(15)	$(21,942)
Thomas Properties’ share of net income (loss)	$(1,013)	$(6,222)	$4	$—	$(7,231)
Intercompany eliminations					2,175
Equity in net income (loss) of unconsolidated real estate entities					(5,056)
Noncontrolling interests' share of TPG Austin Partner					(3,111)
TPGI's share of equity in net income (loss) of unconsolidated real estate entities					$(8,167)

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THOMAS PROPERTIES GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Nine months ended September 30, 2012
	2121 Market Street	TPG/ CalSTRS, LLC	TPG/ CalSTRS Austin, LLC	Austin Portfolio Joint Venture Predecessor	Eliminations	Total
Revenues	$—	$850	$3,605	$69,964	$(850)	$73,569
Expenses:
Property operating and maintenance		162	1,000	19,780	2,341	23,283
Real estate and other taxes		—	665	12,748	—	13,413
Interest expense		—	1,368	43,651	(2,084)	42,935
Depreciation and amortization		—	1,344	27,791	—	29,135
Total expenses	—	162	4,377	103,970	257	108,766
Income (loss) from continuing operations	—	688	(772)	(34,006)	(1,107)	(35,197)
Equity in net income (loss) of unconsolidated real estate entities	—	(16,503)	—	—	16,503	—
Gain (loss) on disposition of real estate	—	—	—	(59,961)	(115)	(60,076)
Discontinued operations:
Net income (loss) from discontinued operations before gains on disposition of real estate and impairment loss	222	(14,709)	—	(5,702)	—	(20,189)
Gain (loss) on disposition of real estate	—	(35)	—	74	—	39
Income (loss) from discontinued operations	222	(14,744)	—	(5,628)	—	(20,150)
Net income (loss)	$222	$(30,559)	$(772)	$(99,595)	$15,281	$(115,423)
Thomas Properties’ share of net income (loss)	$110	$648	$(257)	$(6,225)	$—	$(5,724)
Intercompany eliminations						3,240
Equity in net income (loss) of unconsolidated real estate entities						(2,484)
Noncontrolling interests' share of TPG Austin Partner						(129)
TPGI's share of equity in net income (loss) of unconsolidated real estate entities						$(2,613)

Following is a reconciliation of our share of owners’ equity of the unconsolidated real estate entities as shown above to amounts recorded by us as of September 30, 2013 and December 31, 2012:

	September 30, 2013	December 31, 2012
Our share of owners’ equity recorded by unconsolidated real estate entities	$62,207	$100,451
Intercompany eliminations and other adjustments	3,825	(4,325)
Investments in unconsolidated real estate entities	$66,032	$96,126

4. Mortgage Loans

A summary of the outstanding mortgage loans as of September 30, 2013 and December 31, 2012 is as follows (in thousands). None of these loans are recourse to us, except that we have partially guaranteed the Four Points Centre mortgage loan, under which our liability is currently limited to a maximum of $10.9 million. In connection with some of the loans listed in the table below, our operating partnership is subject to customary non-recourse carve out obligations. Campus El Segundo was sold on May 7, 2013 and the remaining mortgage loan balance was paid in full, see footnote 3 below. The Murano mortgage loan was paid off in July 2013, see footnote 5 below.

THOMAS PROPERTIES GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

			Outstanding Debt		Maturity Date
	Interest Rate at		As of	As of
Mortgage Loan	September 30, 2013		September 30, 2013	December 31, 2012
One Commerce Square (1)	5.67%		$125,548	$126,869	1/6/2016
Two Commerce Square (2)	3.96%		112,000	106,612	4/5/2023
Campus El Segundo (3)			—	14,500
Four Points Centre (4)	LIBOR +	3.50%	23,441	26,453	7/31/2014
Murano (5)			—	6,941
CityWestPlace
Building I & II	6.16%		118,041	—	7/6/2016
Building III & IV	5.03%		93,725	—	3/5/2020
San Felipe Plaza	4.78%		110,000	—	12/1/2018
Total mortgage loans before premiums			582,755	281,375
Note Premiums:
CityWestPlace loan			8,638	—
San Felipe Plaza loan			4,145	—
			12,783	—
Total mortgage loans			$595,538	$281,375

The 30 day LIBOR rate for the Four Points Centre loan above was 0.18% at September 30, 2013.
______________________

(1)	The mortgage loan may be defeased, and is subject to yield maintenance payments for any prepayments prior to October 2015.

(2)
On March 8, 2013, we entered into a loan agreement with a lender for a mortgage on Two Commerce Square in the amount of $112.0 million, which paid off at par the expiring loan, which had a balance of $106.5 million as of March 8, 2013. The loan has a fixed interest rate of 3.96% for a ten year term. The mortgage loan is subject to interest only payments through March 5, 2018, and thereafter, principal and interest payments are due based on a thirty-year amortization schedule. The loan may be defeased, and is subject to yield maintenance payments for any prepayments made 60 days prior to the maturity date.

(3)
On May 7, 2013, the Company sold the 23.9 acres of land and related assets, and paid off the mortgage loan balance in full. The prior period amounts have been reclassified as “Mortgage loans associated with land held for sale” on the consolidated balance sheets.

(4)
The interest rate as of September 30, 2013 was 3.69% per annum. As of September 30, 2013, $0.4 million was available to be drawn to fund tenant improvement costs and certain other project costs related to two office buildings. The loan is scheduled to mature on July 31, 2014, with a 1 year extension option at our election subject to certain conditions. The option to extend is subject to (1) a loan-to-value ratio and a minimum appraised land ratio of 62.5%, and (2) the adjusted net operating income of the property and improvements as a percentage of the outstanding principal balance must be at least 10.0%. If the loan-to-value ratio or the minimum debt yield is not met, we can pay down the principal balance in an amount sufficient to satisfy the requirement. The debt yield is calculated by dividing the net operating income of the property by the outstanding principal balance of the loan.

Beginning in August 2014, we are required to pay down the loan balance by $42,000 each month. As of September 30, 2013, the property had a net operating loss. We have guaranteed completion of the tenant improvements and 46.5% of the outstanding principal balance and interest payable on the loan, which results in a maximum guarantee of $10.9 million as of September 30, 2013. We have agreed to certain financial covenants on this loan as the guarantor, which we were in compliance with as of September 30, 2013. We have also provided additional collateral of fully entitled unimproved land, which is immediately adjacent to the office buildings.

THOMAS PROPERTIES GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

During the first quarter of 2013, we sold certain land parcels at Four Points Centre, resulting in paydowns of $6.9 million on the loan. The remaining collateral of fully entitled unimproved land adjacent to the office buildings is approximately 19 acres.

(5)	Repayment of this loan was made with proceeds from the sales of condominium units. This loan was paid off in July 2013.

The loan agreement for One Commerce Square and CityWestPlace requires that all receipts collected from these properties be deposited in lockbox accounts under the control of the lenders to fund reserves such as capital improvements, taxes, insurance, leasing commissions, debt service and operating expenditures. This requirement was removed from the Two Commerce Square loan when it was refinanced in the current year. Included in restricted cash on our consolidated balance sheets at September 30, 2013 and December 31, 2012, are lockbox and reserve funds for One Commerce Square of $4.2 million and $5.1 million, respectively. The September 30, 2013 balance sheet also includes lockbox and reserve funds for CityWestPlace of $3.4 million. Additionally, as of September 30, 2013, there are security deposits totaling $1.2 million in restricted cash at various properties that are not part of any lender requirements.

As of September 30, 2013, subject to certain extension options exercisable by the Company, principal payments due for the secured outstanding debt are as follows (in thousands):

	Amount Due at Original Maturity Date	Amount Due at Maturity Date After Exercise of Extension Options
2013	$1,197	$1,197
2014	28,769	5,538
2015	86,910	110,141
2016	239,094	239,094
2017	3,598	3,598
Thereafter	303,187	303,187
	$662,755	$662,755

5. Parkway Loan
TPG entered into a loan agreement with Parkway Properties LP, a Delaware limited partnership (“Parkway LP”), in connection with a merger agreement, see note 11 for details. The loan was to fund a portion of the Company’s obligations with respect to the liquidation of TPG/CalSTRS. The loan funded on September 27, 2013, in the amount of $80 million. The net proceeds were $78.8 million after payment of loan fees of $1.2 million. The loan bears interest at a rate of 6% per annum for the first six months, 8% per annum for the following six months, and 12% per annum thereafter, with interest payable monthly in arrears and matures on January 15, 2015. TPG may prepay the loan at any time without penalty. The loan agreement contains affirmative and negative covenants, including covenants that restrict TPG’s ability to create liens on its properties, incur additional indebtedness, and engage in mergers, consolidations or sales of all or substantially all of its assets, in each case, subject to specified exceptions.

6.	Income (Loss) per Share and Dividends Declared

Under FASB ASC 260-10-45, "Earnings Per Share", the Company uses the two-class method to calculate earnings per share. Basic earnings per share is calculated based on dividends declared on common shares and other participating securities (“distributed earnings”) and the rights of common shares and participating securities in any undistributed earnings, which represents net income remaining after deduction of dividends accrued during the respective period. Participating securities, which include restricted stock, incentive units and stock options, are included in the computation of earnings per share pursuant to the two-class method. The undistributed earnings are allocated to all outstanding common shares and participating securities based on the relative percentage of each security to the total number of outstanding securities. Basic earnings per common share and participating securities, including restricted stock, incentive units and stock options, represent the summation of the distributed and undistributed earnings per common share and participating security divided by the total weighted average number of common shares outstanding and the total weighted average number of participating securities outstanding during the respective periods. We only present the earnings per share attributable to the common shareholders.

Net losses, after deducting the dividends to participating securities, are allocated in full to the common shares since the participating security holders do not have an obligation to share in the losses, based on the contractual rights and obligations of the participating securities. Because we incurred losses for the three and nine months ended September 30, 2012, all potentially dilutive instruments are anti-dilutive and have been excluded from our computation of weighted average dilutive shares outstanding for those periods.

Our board of directors declared and paid three quarterly dividends to common stockholders in the nine months ended September 30, 2013 and 2012 of $0.02 and $0.015 per common share, quarterly, for the respective periods.

The following is a summary of the elements used in calculating basic and diluted income (loss) per share for the three and nine months ended September 30, 2013 and 2012 (in thousands except share and per share amounts):

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Net income (loss) attributable to common shares	$80,281	$(4,085)	$65,761	$(12,009)
Dividends to participating securities:
Unvested restricted stock	(932)	—	(2,766)	—
Unvested incentive units	(7)	—	(22)	—
Net income (loss) attributable to common shares, net of dividends to participating securities	$79,342	$(4,085)	$62,973	$(12,009)
Weighted average common shares outstanding—basic (1)	46,610,859	45,517,207	46,484,165	40,301,224
Weighted average common shares outstanding—diluted (1)	46,884,429	45,517,207	46,752,071	40,301,224
Income (loss) per share—basic and diluted	$1.71	$(0.09)	$1.40	$(0.30)
Dividends declared per share	$0.02	$0.015	$0.06	$0.045

(1) Basic and diluted shares include common shares plus dilutive equity instruments, as appropriate. For the three and nine months ended September 30, 2012, all potentially dilutive instruments have been excluded from the computation of weighted average dilutive shares outstanding because they were anti-dilutive.

7. Equity

Common Stock and Operating Partnership Units

The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of our common stock vote together as a single class with holders of our limited voting stock on those matters upon which the holders of limited voting stock are entitled to vote. Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably any dividends when, if, and as may be declared by the board of directors out of funds legally available for dividend payments. In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive, conversion, subscription or other rights. There are no redemption or sinking fund provisions applicable to the common stock. An Operating Partnership unit and a share of our common stock have essentially the same economic characteristics as they share equally in the total net income or loss and distributions of the Operating Partnership. An Operating Partnership unit may be redeemed by the holder in exchange for cash or shares of common stock at our election, on a one-for-one basis. As of September 30, 2013 and December 31, 2012, we held a 79.8% and 78.7% interest in the Operating Partnership respectively.

Limited Voting Stock

Each Operating Partnership unit issued in connection with the formation of our Operating Partnership at the time of our initial public offering in 2004 was paired with one share of limited voting stock. Operating Partnership units issued under other circumstances, including upon the conversion of incentive units granted under the Incentive Plan, are not paired with shares of limited voting stock. These shares of limited voting stock are not transferable separate from the limited partnership units they

THOMAS PROPERTIES GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

are paired with, and each Operating Partnership unit is redeemable together with one share of limited voting stock by its holder for cash, or, at our election, one share of our common stock. Each share of limited voting stock entitles its holder to one vote on the election of directors, certain extraordinary transactions, including a merger or sale of our Company, and amendments to our certificate of incorporation. Shares of limited voting stock are not entitled to any regular or special dividend payments or other distributions, including any dividends or other distributions declared or paid with respect to shares of our common stock or any other class or series of our stock, and are not entitled to receive any distributions in the event of liquidation or dissolution of our Company. Shares of limited voting stock have no class voting rights, except to the extent required by Delaware law. Any redemption of a unit in our Operating Partnership will be redeemed together with a share of limited voting stock in accordance with the redemption provisions of the Operating Partnership agreement, and the share of limited voting stock will be canceled and not subject to reissuance. As of September 30, 2013, there were 11,646,949 shares of limited voting stock outstanding.

Incentive Partnership Units

We have issued a total of 1,377,714 incentive units as of September 30, 2013 to certain executives. Incentive units represent a profits interest in the Operating Partnership and generally will be treated as regular Operating Partnership units in the Operating Partnership and rank pari passu with the Operating Partnership units as to payment of distributions, including distributions of assets upon liquidation. Incentive units are subject to vesting, forfeiture and additional restrictions on transfer as may be determined by us as general partner of the Operating Partnership. The holder of an incentive unit has the right to convert all or a part of his vested incentive units into Operating Partnership units, but only to the extent of the incentive units’ economic capital account balance. As general partner, we may also cause any number of vested incentive units to be converted into Operating Partnership units to the extent of the incentive units’ economic capital account balance. We had 46,969,703 shares of common stock and 11,646,949 Operating Partnership units outstanding as of September 30, 2013, and 224,100 vested incentive units outstanding which were issued under our Incentive Plan. The share of the Company owned by the Operating Partnership unit holders is reflected as a separate component under the "Noncontrolling Interests" caption in the equity section of our consolidated balance sheets.

Exchange of Noncontrolling Operating Partnership Units

During the nine months ended September 30, 2013, 666,382 noncontrolling Operating Partnership units were redeemed for shares of the Company’s common stock on a one-for-one basis, respectively. Neither the Company nor the Operating
Partnership received any proceeds from this exchange.

Stock Compensation

We adopted the 2004 Equity Incentive Plan of Thomas Properties Group, Inc. as amended, (the “Incentive Plan”) effective upon the closing of our initial public offering and amended it in May 2007 and June 2008 to increase the shares reserved under the plan. The Incentive Plan provides incentives to our employees and is designed to attract, reward and retain personnel. We may issue up to 3,361,906 shares as either stock option awards, restricted stock awards or incentive unit awards of which 244,005, remain available for grant as of September 30, 2013 (see table below for details). In addition, under our Non-Employee Directors Restricted Stock Plan (“the Non-Employee Directors Plan”) a total of 60,000 shares are reserved for grant, of which 29,065 remain available for grant.

September 30, 2013
Total awards authorized for issuance	3,361,906
Less:
Incentive unit grants	1,377,714
Restricted stock grants	1,345,107
Stock option awards, net of forfeitures	395,080
Awards available for grant	244,005

For more information on our stock incentive plan, please refer to the notes to the consolidated financial statements in our 2012 Annual Report on Form 10-K, which was filed with the SEC on March 11, 2013, and our proxy statement, which was filed with the SEC on April 30, 2013.

THOMAS PROPERTIES GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On January 27, 2013 and February 1, 2012, we granted 176,840 and 199,999 restricted shares, respectively, of which 50% percent vest based on stock performance and had a total grant date fair market value of approximately $0.3 million and $0.2 million, respectively. The other 50% are discretionary vesting shares based on goals determined by the Compensation Committee of the Board of Directors, which are currently reserved and will be considered granted and fully expensed upon vesting.

During the first quarter of 2013, 37,189 incentive units and 207,801 restricted shares, subject to stock performance, vested. During February 2013, 18,594 incentive units and 128,897 restricted shares, subject to discretionary vesting, were approved for vesting by the Compensation Committee.

Phantom Shares

During 2011, a Phantom Share Plan was approved by the compensation committee of the board of directors and adopted by the full board of directors. The purpose of the Plan is to reward and retain senior executive officers of the Company. This Plan is an incentive award plan that pays cash or, if the stockholders of the Company approve and authorize the issuance of additional shares, common stock. Generally, the recipient must still be employed with the Company to receive the cash or stock. Each phantom share award vests upon the earlier of (i) ratably, one-third on each anniversary of the grant date, subject to achievement of (x) with respect to 50% of each award, a Company stock appreciation target rate of up to 12% pro-rated, and (y) with respect to 50% of each award, other goals determined by the Compensation Committee, in each case only to the extent that at or after such time the Company's stockholders have approved the issuance of sufficient shares of common stock under the Company's 2004 Equity Incentive Plan, as amended, or any successor thereto, to settle awards under the Plan in common stock, and (ii) the fifth anniversary of the grant date, subject to such grantee's continued employment with the Company and achievement of the Company and other goals. The phantom shares also vest upon a change in control of the Company.

The following is a summary of the phantom shares outstanding as of September 30, 2013:

Grant Date	Shares Granted	Grant Date Fair Value (in thousands)
March 16, 2011	677,933	$1,034
February 1, 2012	437,950	946
January 27, 2013	626,977	1,477
Total	1,742,860

We have determined these grants should be treated as liability awards rather than equity awards in accordance with ASC 718 "Compensation - Stock Compensation", and as such, the obligation is reflected in the accounts payable and other liabilities caption on our consolidated balance sheet.

Compensation Expense

We recognized non-cash compensation expense and the related income tax benefit for the amortization of restricted stock and phantom share grant expense as well as the remeasurement of the phantom share awards at fair value for the three and nine months ended September 30, 2013 and 2012 as follows (in thousands).

THOMAS PROPERTIES GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Three months ended		Nine months ended
	September 30,		September 30,
	2013	2012	2013	2012
Restricted Stock :
Compensation expense	$74	$64	$863	$503
Income tax benefit	29	25	336	195

Phantom Shares:
Compensation expense	$483	$176	$857	$556
Income tax benefit	188	68	333	216

For the three and nine months ended September 30, 2013, the Company recognized a cumulative tax benefit of $1.4 million and $1.8 million, respectively, arising from the reversal of a valuation allowance on the net federal deferred tax asset. For the three and nine months ended September 30, 2012, a full valuation allowance was recorded against the income tax benefit.

Noncontrolling Interests

Noncontrolling interests on our consolidated balance sheets relate primarily to the partnership and incentive units in the Operating Partnership of 11,646,949 units and 224,100 units, respectively, that are not owned by the Company. In conjunction with the formation of the Company, certain persons and entities contributing interests in properties to the Operating Partnership received Operating Partnership units. In addition, certain employees of the Operating Partnership have received incentive units in connection with services rendered or to be rendered to the Operating Partnership. Limited partners who have been issued incentive units have the right to require the Operating Partnership to redeem part or all of their incentive units upon vesting of the incentive units, if applicable. The Company may elect to acquire those incentive units in exchange for shares of the Company’s common stock on a one-for-one basis, subject to adjustment in the event of stock splits, stock dividends, issuance of stock rights, specified extraordinary distributions and similar events, or pay cash based upon the fair market value of an equivalent number of shares of the Company’s common stock at the time of redemption.

The redemption value of the 224,100 outstanding incentive units at September 30, 2013 was approximately $1.5 million based on the closing price of the Company’s common stock of $6.72 per share as of September 30, 2013.

A charge is recorded each period to the consolidated statements of income (loss) for the noncontrolling interests' proportionate share of the Company's net income (loss).

Equity is allocated between controlling and noncontrolling interests as follows (in thousands):

	Stockholders’ Equity	Noncontrolling Interests	Total Equity
Balance, December 31, 2012	$175,729	$103,108	$278,837
Net income (loss)	65,761	17,702	83,463
Redemption of operating partnership units	2,352	(2,352)	—
Amortization of share-based compensation	761	196	957
Other comprehensive income (loss) recognized	(91)	(23)	(114)
Dividends	(2,831)	(699)	(3,530)
Distributions	—	(11,667)	(11,667)
Contributions	—	7,983	7,983
Balance, September 30, 2013	$241,681	$114,248	$355,929

THOMAS PROPERTIES GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Noncontrolling Interests - Partners in Consolidated Real Estate Entities

Noncontrolling interest - Partners in Consolidated Real Estate Entities represents the proportionate share of equity in the partnerships and limited liability companies listed below held by non-affiliated partners. Capital contributions, distributions, and profits and losses of the real estate entities are allocated in accordance with the terms of the applicable partnership and limited liability company agreements. Such allocations may differ from the stated ownership percentage interests in such entities as a result of preferred returns and allocation formulas as described in the partnership and limited liability company agreements. Following are the stated ownership percentages of the unaffiliated partners in these consolidated entities, prior to any preferred or special allocations, as of September 30, 2013 and December 31, 2012.

Non-Affiliated Partner Share
One Commerce Square	25.0%
Two Commerce Square	25.0%
Murano	27.0%
TPG Austin Partner, LLC	33.3%

8. Income Taxes

All operations are carried on through the Operating Partnership and its subsidiaries. The Operating Partnership is not subject to income tax and all of the taxable income, gains, losses, deductions, and credits are passed through to its partners. However, the Operating Partnership and some of its subsidiaries are subject to income taxes in Texas. We are responsible for our share of the Operating Partnership's taxable income or loss allocated in accordance with the Operating Partnership’s Agreement of Limited Partnership. As of September 30, 2013, we held a 79.8% capital interest in the Operating Partnership. For the nine months ended September 30, 2013, we were allocated a weighted average of 79.7% of the income and losses from the Operating Partnership.

Our effective tax rate for the three and nine months ended September 30, 2013 were 7.23% and 8.77%, compared to the federal statutory rate of 35%. The difference from the statutory rate is due primarily to income attributable to the noncontrolling interests and the reversal of valuation allowance related to the Company's net federal deferred tax asset.

In 2007, an ownership change pursuant to Internal Revenue Code Section 382 (“Section 382”) occurred. The Company's federal and state net operating loss carryforwards in existence at that time were subject to a gross annual limitation of $9.9 million. Net operating loss carryforwards generated subsequent to the 2007 deemed ownership change were not subject to the Section 382 limitation. On June 12, 2012, as a result of the acquisition of 8,695,653 shares of common stock by affiliates of Madison International Realty, the Company believes a second change in ownership pursuant to Section 382 occurred. Accordingly, as of June 12, 2012, the Company’s federal and state net operating loss carryforwards and, potentially, certain post June 12, 2012 deductions and losses (to the extent such losses are considered recognized built-in losses and to the extent of the company’s net unrealized built-in loss (if any) under Section 382) are subject to an annual Section 382 limitation of approximately $5.7 million. As the new annual limitation is less than the previous $9.9 million annual limitation imposed on 2007 and prior net operating losses, the new annual limitation of $5.7 million is now applied against all federal and state net operating loss carryforwards in existence as of June 12, 2012. Net operating losses generated after June 12, 2012, are generally not subject to the Section 382 limitation. As of the year ended December 31, 2012, the Company reported net operating loss carryforwards of $53.4 million for federal purposes and $34.2 million for state purposes. The Company’s net operating loss carryforwards are subject to varying expirations from 2018 through 2033.

FASB ASC 740-10-30-17, “Accounting for Income Taxes,” requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some or all of the deferred tax asset will not be realized. Future realization of the deferred tax asset is dependent on the reversal of existing taxable temporary differences, carryback potential, tax-planning strategies and on us generating sufficient taxable income in future years. As of December 31, 2012, a valuation allowance related to the Company’s net deferred tax assets was required because it was not more likely than not that such assets would be realized. As a result of the liquidation of TPG/CalSTRS, LLC on September 30, 2013, the Company recognized a substantial deferred tax liability. After a detailed evaluation of all relevant evidence, the valuation allowance related to the Company’s net federal deferred tax asset was reversed during the third quarter of 2013 as the Company’s management determined that it is more likely than not that benefits related to the federal deferred tax assets will be realized due to the future reversal of the

THOMAS PROPERTIES GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

taxable temporary differences. The Company maintains a full valuation allowance on its net state deferred tax asset due to the uncertainty of future realization.

FASB ASC 740-10-25, "Accounting for Income Taxes" subsection "Recognition" clarifies the accounting for uncertainty in income taxes recognized in a company's financial statements. The interpretation prescribes a recognition threshold and measurement attribute criteria for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company's policy is to recognize interest and penalties related to unrecognized tax benefits as a component of income tax expense. As of September 30, 2013, there is no interest or penalty associated with unrecognized tax benefits. We anticipate an approximate $1.2 million decrease in unrecognized tax benefits within the next twelve months due to expiring federal and state tax statute of limitation periods.

9. Fair Value of Financial Instruments

Our estimates of the fair value of financial instruments as of September 30, 2013 were determined using available market information and appropriate valuation methods. Considerable judgment is necessary to interpret market data and develop estimated fair value. The use of different market assumptions or estimation methods may have a material effect on the estimated fair value amounts. A fair value measurement is based on the assumptions that market participants would use in pricing an asset or liability. The hierarchy consists of three broad levels as follows:

1.Level 1 Inputs - Quoted prices in active markets for identical assets or liabilities

2.
Level 2 Inputs - Significant other observable inputs (can include quoted prices for similar assets or liabilities in active markets, as well as inputs that are observable for the asset or liability, such as discounts and borrowing rates with similar terms and maturities)

3.	Level 3 Inputs - Significant unobservable inputs (based on an entity's own assumptions, since there is little, if any, related market activity)

The carrying amounts for cash and cash equivalents, restricted cash, rent and other receivables, accounts payable and other liabilities approximate fair value due to the short-term nature of these instruments.

Available-for-sale debt securities

The valuation techniques used to measure the fair values of our investments in marketable debt securities are described above. These assets measured at fair value on a recurring basis, excluding accrued interest components, consisted of the following (in thousands):

	Fair Value Measurements at the end of September 30, 2013
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Available-for-sale debt securities:
Agency securities	$4,950	$—	$—
Corporate bonds	—	3,693	—
Municipal bonds	—	517	—
Total	$4,950	$4,210	—

Mortgage loans

The Company uses a discounted cash flow analysis to estimate the fair value of our mortgage loans. The inputs used in preparing the discounted cash flows include actual maturity dates and scheduled interest and principal payments as well as estimates for market loan-to-value ratios and discount rates. The discount rate, which is the most significant input, is estimated based on our knowledge of the market including discussions with market participants. As this input has more attributes of a Level 3 input than a Level 2 input, we classify it as such.

THOMAS PROPERTIES GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of September 30, 2013 and December 2012, the book and fair values of our mortgage loans were as follows (in thousands):

	September 30, 2013		December 31, 2012
	Book Value (1)	Fair Value	Book Value (2)	Fair Value
Mortgage loans	$582,755	$590,546	$281,375	$286,223

(1) Excludes note premiums totaling $12.8 million.
(2) Included in the book value of mortgage loans above is $14.5 million related to the Campus El Segundo loan that is shown as obligations associated with land held for sale on the consolidated balance sheet as of December 31, 2012. On May 7, 2013, the Company sold the Campus El Segundo project, and paid off the mortgage loan balance in full.

10. Commitments and Contingencies

Proposed Merger with Parkway

On September 4, 2013, TPG and our Operating Partnership, entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Parkway Properties, Inc., a Maryland corporation (“Parkway”), Parkway Properties LP, a Delaware limited partnership (“Parkway LP”), and PKY Masters, LP, a Delaware limited partnership and an indirect wholly owned subsidiary of Parkway LP (“Merger Sub”).
Under the terms of the Merger Agreement, the Company will be merged with and into Parkway (the “Parent Merger”), with Parkway surviving the Parent Merger, and Merger Sub will be merged with and into our Operating Partnership (the “Partnership Merger” and, together with the Parent Merger, the “Mergers”), with our Operating Partnership surviving the Partnership Merger as a subsidiary of Parkway LP. Pursuant to the Merger Agreement, at the effective time of the Parent Merger (the “Effective Time”), each outstanding share of our common stock, other than shares held by any wholly owned subsidiary of TPG, by Parkway or by any subsidiary of Parkway, will be canceled and converted into the right to receive 0.3822 shares (the “Exchange Ratio”) of common stock of Parkway, and each outstanding share of our limited voting stock will be canceled and converted into the right to receive limited voting stock of Parkway at the Exchange Ratio. Pursuant to the Merger Agreement, at the effective time of the Partnership Merger, each outstanding limited partnership unit of our Operating Partnership will be converted into the right to receive common limited partnership units of Parkway LP at the Exchange Ratio.
Immediately prior to the Effective Time: (1) each option to purchase the common stock of the Company will be converted into an option exercisable for a number of shares of Parkway common stock calculated based on the Exchange Ratio; (2) each share of TPG restricted stock will be converted into the right to receive a number of shares of Parkway common stock equal to the Exchange Ratio, and such shares will be subject to the same terms and conditions, including with respect to vesting and forfeiture, as were applicable to such shares of TPG restricted stock prior to the Mergers; and (3) each TPG phantom share will be converted into fully vested shares of Parkway common stock at the Exchange Ratio (with associated dividend equivalents converted into cash or shares of Parkway Common Stock, at Parkway’s option).
We have made customary representations and warranties in the Merger Agreement and have agreed to customary covenants, including covenants regarding the operation of our business and the business of our subsidiaries prior to the closing and covenants prohibiting us from soliciting, providing information or entering into discussions concerning proposals relating to alternative business combination transactions, except in limited circumstances relating to unsolicited proposals that constitute, or are reasonably expected to lead to, a superior proposal.

Consummation of the Mergers is subject to (1) the approval of stockholders and Parkway’s stockholders, (2) the receipt of tax opinions relating to REIT status and the tax-free nature of the transaction, (3) the receipt by Parkway of a study of TPG’s “earnings and profits” to confirm that no special distribution needs to be effected to satisfy REIT rules, (4) the successful liquidation of TPG/CalSTRS, which has occurred, and (5) other customary closing conditions. The Merger Agreement may be terminated under certain circumstances, including by either party if the Mergers have not occurred by March 1, 2014, if an order is entered prohibiting or disapproving the transaction and the order has become final and non-appealable, if the stockholders of the other party fail to approve the transaction, or upon a material uncured breach by the other party that would cause the closing conditions not to be satisfied. The Merger Agreement provides that, in connection with the termination of the

THOMAS PROPERTIES GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Merger Agreement under specified circumstances, one party may be required to pay to the other party a termination fee of $15.0 million and/or reimburse the other party’s transaction expenses up to an amount equal to $5.0 million.

Litigation

On October 24, 2013, a purported stockholder of TPG filed a lawsuit entitled Osieczanek v. Thomas Properties Group, Inc., et. al. against TPG and its directors, Parkway, and Merger Sub in the Chancery Court of the State of Delaware. This action was brought as a putative class action, alleging that TPG’s directors breached certain alleged duties to TPG’s stockholders by failing to provide TPG’s stockholders with material information in connection with the Mergers and that Parkway aided and abetted those breaches. The lawsuit seeks various forms of relief, including that the court enjoin the Mergers and rescind the Merger Agreement. The plaintiff also seeks an award of damages and litigation expenses and to have the defendants account for any profits or special benefits the defendants may have obtained by the breach of a fiduciary duty.

General

We have been named as a defendant in a number of premises liability claims in the ordinary course of business. We believe that the ultimate resolution of these claims will not have a material adverse effect on our financial position and results of operations.

A mortgage loan secured by a first trust deed on 2121 Market Street is guaranteed by our Operating Partnership, up to a maximum amount of $14.0 million expiring in December 2022. 2121 Market Street is an unconsolidated real estate entity in which we have a 1.0% limited partnership interest. See Note 4 for disclosure of guarantees related to our consolidated debt.

Insurance

We maintain general liability insurance with limits of $200 million per occurrence and all risk property and rental value insurance with limits of $1.28 billion per occurrence (except for a limit of $600 million per occurrence for one particular asset grouping), with terrorism limits of $1.15 billion per occurrence (except for a limit of $600 million per occurrence for one particular asset grouping), and flood insurance with a limit of $200 million per occurrence. Our California properties have earthquake insurance with coverage of $200 million per occurrence, subject to a deductible in the amount of 5% of the value of the affected property.